                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [ ]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           ARKANSAS BEST CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                            ARKANSAS BEST CORPORATION

                              [ARKANSAS BEST LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD APRIL 19, 2000



TO THE STOCKHOLDERS OF ARKANSAS BEST CORPORATION:

     You are cordially invited to attend the Annual Meeting of Stockholders of Arkansas Best Corporation on Wednesday, April 19, 2000 at 9:00 a.m. at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903. In addition to this notice, enclosed are a proxy card/ballot and a proxy statement containing information about the following matters to be acted upon at the meeting.

     I. To elect two Class II directors for terms to expire at the 2003 Annual Meeting of Stockholders;

     II. Approval of the Material Terms of the Executive Officer Annual Incentive Compensation Plan;

     III. To ratify the appointment of Ernst & Young LLP as independent auditors for fiscal year 2000;

     IV. To act upon such other matters as may properly be brought before the meeting affecting the business and affairs of the Company.

Only stockholders of record at the close of business on February 18, 2000 will be entitled to notice of and to vote at the meeting or any adjournment thereof. It is important that your shares be represented at the meeting. We look forward to the Annual Meeting of Stockholders and hope you will attend the meeting or be represented by proxy.

WE URGE YOU TO SIGN AND DATE YOUR ENCLOSED PROXY CARD/BALLOT AND PROMPTLY RETURN IT IN THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID ENVELOPE EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING.

By Order of the Board of Directors, March 17, 2000.

/S/ WILLIAM A. MARQUARD                 /S/ ROBERT A. YOUNG III
------------------------------------    ---------------------------------------
     William A. Marquard                        Robert A. Young III
     Chairman of the Board                President-Chief Executive Officer


                ARKANSAS BEST CORPORATION, POST OFFICE BOX 10048
                         FORT SMITH, ARKANSAS 72917-0048

                            ARKANSAS BEST CORPORATION


                                 PROXY STATEMENT


This Proxy Statement is furnished to the stockholders of Arkansas Best Corporation ("ABC" or the "Company"), in connection with the solicitation of proxies on behalf of the ABC Board of Directors (the "Board") to be voted at the Annual Meeting of Stockholders on April 19, 2000 ("2000 Annual Meeting") for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement and Notice of Meeting, the related proxy card/ballot and the 1999 Annual Report to Stockholders are being mailed to stockholders beginning on or about March 17, 2000. ABC's principal place of business is 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, and its telephone number is 501/785-6000.

                                   RECORD DATE

The Board has fixed the close of business on February 18, 2000 as the record date for the 2000 Annual Meeting. Only stockholders of record on that date will be entitled to vote at the meeting in person or by proxy.

                                     PROXIES

The proxy named on the enclosed proxy card/ballot was appointed by the Board to vote the shares represented by the proxy card/ballot. Upon receipt by the Company of a properly signed and dated proxy card/ballot, the shares represented thereby will be voted in accordance with the instructions on the proxy card/ballot. If a stockholder does not return a signed proxy card/ballot, his or her shares cannot be voted by proxy. Stockholders are urged to mark the ovals on the proxy card/ballot to show how their shares are to be voted. If a stockholder returns a signed proxy card/ballot without marking the ovals, the shares represented by the proxy card/ballot will be voted as recommended by the Board herein and in the proxy card/ballot. The proxy card/ballot also confers discretionary authority to the proxy to vote on any other matter not presently known to management that may properly come before the meeting. Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same (i) upon receipt by the Company before the proxy is voted of a duly executed proxy bearing a later date, (ii) by written notice of revocation to the Secretary of the Company received before the proxy is voted or
(iii) by such person(s) voting in person at the 2000 Annual Meeting.

                                  VOTING SHARES

On the record date, there were 19,762,133 shares of common stock outstanding and entitled to vote ("Common Stock"). Each share of Common Stock is entitled to one vote. The holders in person or by proxy of a majority of the total number of the shares of Common Stock shall constitute a quorum for purposes of the 2000 Annual Meeting.

                        PROPOSAL I. ELECTION OF DIRECTORS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL I.

The Board is divided into three classes of directorships, with directors in each class serving staggered three-year terms. At each annual meeting of stockholders, the terms of directors in one of the three classes expire. At that annual meeting of stockholders, directors are elected in a class to succeed the directors whose terms expire, the terms of the directors so elected to expire at the third annual meeting of stockholders thereafter. Pursuant to the Company's Certificate of Incorporation, the Board has fixed the number of directorships at six: two in the class to be elected at the 2000 Annual Meeting of Stockholders whose members' terms will expire at the 2003 Annual Meeting of Stockholders, two in the class whose members' terms will expire at the 2001 Annual Meeting of Stockholders, and two in the class whose members' terms will expire at the 2002 Annual Meeting of Stockholders.

It is intended that the shares represented by the accompanying proxy will be voted at the 2000 Annual Meeting for the election of nominees Arthur J. Fritz, Jr. and John H. Morris as the two directors in the class of directorships whose members' terms will expire in 2003, unless the proxy specifies otherwise. Each nominee has indicated his willingness to serve as a member of the Board, if elected.

If, for any reason not presently known, either Messrs. Fritz or Morris will not be available for election at the time of the 2000 Annual Meeting, the shares represented by the accompanying proxy may be voted for the election in his/their stead of substitute nominee(s) designated by the Board or a committee thereof, unless the proxy withholds authority to vote for all nominees.

Assuming the presence of a quorum, to be elected a nominee must receive the affirmative vote of the holders of a majority of the Common Stock present, in person or by proxy, at the 2000 Annual Meeting.

                            DIRECTORS OF THE COMPANY

The following information relates to the nominees named above and to the other persons whose terms as directors will continue after the 2000 Annual Meeting.

-----------------------------------------------------------------------------------------------------------------------------------
            NAME                    DATE OF BIRTH                        BUSINESS EXPERIENCE
-----------------------------------------------------------------------------------------------------------------------------------
CLASS II -- TERM EXPIRES AT THE ANNUAL MEETING 2000

Arthur J. Fritz, Jr. ............     08/13/40              Mr. Fritz has been a Director of the Company since April 1989. From 1971 to 1986, Mr. Fritz was President of Fritz Companies, Inc. and its
                                                            Chairman from 1986 to 1988. Mr. Fritz has served as Chairman of JABAR
                                                            Enterprises since October 1988 and is a Director of Intercargo
                                                            Corporation. Mr. Fritz is former President and Chairman of the National
                                                            Association of Customs Brokers and Freight Forwarders of America.

John H. Morris ..................     01/25/44              Mr. Morris has been a Director of the Company since July 1988 and a
                                                            Director of Treadco, Inc. since June 1991. Mr. Morris currently serves as Cochairman of Stonecreek Capital. Mr. Morris is a Director of
                                                            Outsourcing Services Group and a Director of Steelhorse Holdings, Inc.
                                                            Mr. Morris served as a Managing Director of Kelso & Company, Inc. from
                                                            March 1989 to March 1992, was a General Partner from 1987 to March 1989, and prior to 1987 was a Vice President. Prior to 1985, Mr. Morris was
                                                            President of LBO Capital Corp. In February 1997, Merchant's
                                                            Transportation & Logistics Company, and its subsidiaries, filed petitions under Chapter 11 of the federal bankruptcy laws. Mr. Morris served as a Director of such entities through January 1997 and briefly served as the President of such entities for about a two-week period in
                                                            November 1995 before these entities became operating companies.


                                      (2)

-----------------------------------------------------------------------------------------------------------------------------------
            NAME                    DATE OF BIRTH                        BUSINESS EXPERIENCE
-----------------------------------------------------------------------------------------------------------------------------------
CLASS III -- TERM EXPIRES AT THE ANNUAL MEETING 2001
Frank Edelstein .................     12/18/25              Mr. Edelstein has been a Director of the Company since November  1988.
                                                            Mr. Edelstein currently provides consulting services to Stonecreek
                                                            Capital and Kelso & Company, Inc. Mr. Edelstein served as a Vice
                                                            President of Kelso & Company, Inc. from 1986 to March 1992. Prior to
                                                            1986, he served as Chairman and President of International Central Bank
                                                            & Trust Company and CPI Pension Services, Inc., as well as Senior Vice
                                                            President, Financial Services Group, at Continental Insurance
                                                            Corporation. He also has held positions as Corporate Vice President,
                                                            Automatic Data Processing, Inc. and Executive Vice President of Olivetti
                                                            Corporation of America. Mr. Edelstein also is a Director of Ceradyne,
                                                            Inc., and IHOP Corp.

Robert A. Young III .............     09/23/40              Mr. Young has been a Director of the Company since 1970 and Chief
                                                            Executive Officer of the Company since August 1988, President since 1973 and was Chief Operating Officer from 1973 to 1988. Mr. Young also is a
                                                            Director of Mosler, Inc.


CLASS I -- TERM EXPIRES AT THE ANNUAL MEETING 2002

William A. Marquard .............     03/06/20              Mr. Marquard has been Chairman of the Board and a Director of the
                                                            Company since November 1988. In April 1992, Mr. Marquard was elected as a Director of the Board of Kelso & Company, Inc. From 1971 to 1983, Mr.
                                                            Marquard was President and Chief Executive Officer of American Standard
                                                            Inc. and from 1979 to 1985, he was Chairman of the Board of American
                                                            Standard Inc. Mr. Marquard resumed his position as Chairman of the Board of American Standard Inc. in February 1989 until March 31, 1992 when he was named Chairman Emeritus. Mr. Marquard also became Chairman of the
                                                            Board of ASI Holding Corporation in February 1989 until March 31, 1992, when he was named Chairman Emeritus. Mr. Marquard is Chairman of the
                                                            Board of Mosler, Inc., and a Director of Earle M. Jorgensen Co., and
                                                            EarthShell Container Corporation.

Alan J. Zakon, Ph.D..............     12/26/35              Dr. Zakon has been a Director of the Company since February 1993. Dr.
                                                            Zakon was a Managing Director of Bankers Trust Company through March
                                                            1995, for which he previously served as Chairman, Strategic Policy
                                                            Committee from 1989 to 1990. From 1980 to 1986, Dr. Zakon was President
                                                            of Boston Consulting Group before being named its Chairman in 1986, having previously served as Consultant from 1967 to 1969 and Vice
                                                            President from 1969 to 1980. Dr. Zakon is currently serving as a member of the Board of Directors of several companies, including
                                                            Micro-Financial, and Chairman of the Executive Committee of the Board of
                                                            Autotote Corporation, and is a former member of the Advisory Committee to the Stanford University Graduate School of Business.


                                       (3)

                        BOARD OF DIRECTORS AND COMMITTEES


The business of the Company is managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis five times a year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board met five times during 1999. During 1999, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a Director.

The Board has established Audit, Executive Compensation and Development, and Stock Option committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during 1999 are described below. The Board does not have a committee for nomination of directors. The Board nominates candidates for director.

Audit Committee. The Audit Committee recommends to the Board the appointment of the firm selected to be independent public accountants for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent public accountants the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; and evaluates problem areas having a potential financial impact on the Company which may be brought to its attention by management, the independent public accountants or the Board. Messrs. Edelstein, Fritz, Morris, and Zakon currently are members of the Audit Committee. The Audit Committee met twice during 1999.

Executive Compensation and Development Committee. The Executive Compensation and Development Committee is responsible for reviewing executive management's performance and for determining appropriate compensation. Messrs. Marquard, Morris and Zakon currently are members of the Executive Compensation and Development Committee. The Executive Compensation and Development Committee met twice during 1999.

Stock Option Committee. The Stock Option Committee administers the Company's 1992 Stock Option Plan. The Stock Option Committee has the power to determine from time to time the individuals to whom options shall be granted, the number of shares to be covered by each option, and the time or times at which options shall be granted. Messrs. Fritz, Edelstein, and Zakon currently are members of the Stock Option Committee. The Stock Option Committee met twice during 1999.

Director Compensation. Mr. Young, as an officer of the Company, receives no compensation for services as a director. Mr. Marquard, as Chairman, receives a $75,000 annual retainer and other non-employee directors receive a $35,000 annual retainer. Each non-employee director receives $1,000 for each Board meeting attended and for each meeting of a committee of the Board attended, if the committee meeting is held other than in conjunction with a Board meeting. Directors of ABC are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board or its committees.

Messrs. Edelstein, Fritz and Zakon, as members of the Stock Option Committee, each received automatic stock option grants under the Company's 1992 Stock Option Plan on January 27, 1999, for 7,500 shares of the Company's Common Stock at a fair market value exercise price of $7.625 per share. Messrs. Marquard and Morris, non-employee Directors, each received stock options under the Company's 1992 Stock Option Plan on January 27, 1999 for 7,500 shares of the Company's Common Stock at a fair market value of $7.625 per share. On each anniversary date of the grant, 20% of the options vest and thereafter can be exercised through the tenth year after the grant date.


                                       (4)

                 PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

The following table sets forth certain information concerning beneficial ownership of the Company's Common Stock as of February 18, 2000, by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and executive officers as a group.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                  SHARES              PERCENTAGE
                                                                               BENEFICIALLY            OF SHARES
                                                                                   OWNED            OUTSTANDING (8)
-----------------------------------------------------------------------------------------------------------------------------------
(I) NAME / ADDRESS

State of Wisconsin Investment Board (1)................................           1,159,000               5.86%
P. O. Box 7842
Madison, WI 53707

Dimensional Fund Advisors, Inc. (2)....................................           1,231,800               6.23%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Loomis, Sayles & Company, L.P. (3).....................................           1,129,913               5.72%
One Financial Center
Boston, MA  02111


(II)  NAME                                                POSITION

Robert A. Young III (4)..................   Director, President - CEO             2,161,901              10.94%
William A. Marquard (4)..................   Director                                198,548               *
John H. Morris (4)(5)....................   Director                                146,515               *
Arthur J. Fritz, Jr. (4)(6)..............   Director                                100,471               *
Frank Edelstein (4)(7)...................   Director                                 42,500               *
Alan J. Zakon (4)........................   Director                                 42,500               *
Lary R. Scott (4)........................   Executive Vice President                 42,700               *
David E. Stubblefield (4)................   President-CEO, ABF                      126,969               *
David Loeffler (4) ......................   Vice President-CFO                       78,600               *
Jerry A. Yarbrough (4) ..................   Senior Vice President                   150,652               *


(III)  All Directors and Executive Officers as a Group (13 total)..........       3,194,735              16.17%

*Less than 1%

     (1) According to the most recent Schedule 13G it has provided to the Company, the State of Wisconsin Investment Board beneficially owns 1,159,000 shares of the Company's Common Stock and has the following voting and investment powers with respect to such shares: (a) sole voting power, 1,159,000; (b) shared voting power, not applicable; (c) sole investment power; 1,159,000; (d) shared investment power, not applicable.

     (2) According to the most recent Schedule 13G it has provided to the Company, Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 1,231,800 shares of the Company's Common Stock as of December 31, 1999, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors, Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.


                                      (5)

     (3) According to the most recent Schedule 13G it has provided to the Company, Loomis, Sayles & Company has the right to convert the 444,900 shares of the Company's $2.875 Series A Cumulative Convertible Exchangeable Preferred Stock $0.01 par ("ABFSP") that it is the beneficial owner of into the 1,129,913 shares of common stock over which it has the following voting and investment powers: (a) sole voting power, 939,435; (b) shared voting power, 93,968; (c) sole dispositive power, 0; (d) shared dispositive power, 1,129,913.

     (4) Includes stock option shares of Common Stock which are vested and will vest within 60 days of the record date as follows: each of Messrs. Marquard, Morris, Edelstein, Fritz and Zakon have a total of 37,500 - all vested; Young has a total of 105,320 - 101,320 vested and 4,000 that will vest within 60 days; Scott has a total of 32,700 -- 30,200 vested and 2,500 that will vest within 60 days; Stubblefield has a total of 57,500 -- 53,900 vested and 3,600 that will vest within 60 days; Loeffler has a total of 23,100 - 20,600 vested and 2,500 that will vest within 60 days; and Yarbrough has a total of 44,700 - 42,200 vested and 2,500 that will vest within 60 days.

     (5) Mr. Morris indirectly owns 109,015 shares as co-trustee of the John H. Morris and Sharon L. Morris Family Trust.

     (6) Includes 11,993 shares held by Trayjen, L.P., which are indirectly owned by Mr. Fritz by virtue of his status as general partner.

     (7) Mr. Edelstein indirectly owns 4,823 shares as joint trustee of the Edelstein Living Trust.

     (8) The denominator for all percentages includes the number of beneficially owned stock options of the Director and Executive Officer Group.

                                      (6)

                        EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth the name, date of birth, principal occupation and business experience during the last five years of each of the current executive officers of the Company and its largest subsidiary. The executive officers serve at the pleasure of the Board. For information regarding ownership of the Common Stock by the executive officers of the Company, see "PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP." There are no family relationships among directors and executive officers of the Company or its subsidiaries.

-----------------------------------------------------------------------------------------------------------------------------------
              NAME                 DATE OF BIRTH                          BUSINESS EXPERIENCE
-----------------------------------------------------------------------------------------------------------------------------------


Robert A. Young III..............     09/23/40              See previous description.
President-Chief
Executive Officer

Lary R. Scott....................     04/05/36              Mr. Scott was appointed ABC's Executive Vice President in
Executive Vice President                                    December 1995. Prior to its June 1997 merger into ABC, he was
                                                            Chairman of the Board of WorldWay Corporation commencing in May 1994 and
                                                            Vice Chairman and Chief Executive Officer of WorldWay commencing in
                                                            1993. WorldWay became a wholly owned subsidiary of ABC in August 1995;
                                                            prior to that, it was a publicly traded company. For approximately two years prior to joining WorldWay, Mr. Scott served as a transportation consultant. Prior to that time, he was President and Chief Executive
                                                            Officer of Consolidated Freightways, Inc. Mr. Scott serves on the board of directors of The Clorox Company.

David E. Stubblefield............     05/26/37              Mr. Stubblefield has been President and Chief Executive Officer of ABF
ABF President-                                              Freight System, Inc. ("ABF"), ABC's largest subsidiary, since January 1,
Chief Executive Officer                                     1995, and a Director of ABF since 1985. From 1979 through  1994, Mr.
                                                            Stubblefield was Senior Vice President-Marketing of ABF.


Jerry A. Yarbrough ..............     10/05/38              Mr. Yarbrough has been ABC's Senior Vice President - Corporate
Senior Vice President-                                      Development since April 1998. From January 1995 through March 1998, Mr.
Corporate Development                                       Yarbrough was Chairman of Integrated Distribution, Inc. and Best
                                                            Logistics, Inc. From 1979 through 1994, Mr. Yarbrough was ABF's Senior
                                                            Vice President - Operations and President of Data-Tronics Corp., an ABC
                                                            subsidiary.


David E. Loeffler................     08/25/46              Mr. Loeffler was appointed ABC's Vice President-Chief Financial Officer
Vice President-                                             and Treasurer in April 1997. From December 1995 to April 1997, he was
Chief Financial Officer                                     ABC's Vice President-Treasurer. From 1992 to 1995, Mr. Loeffler was a
and Treasurer                                               private investor and in investment management. From 1983 to 1992, he was
                                                            Senior Vice President - Finance and Administration and Chief Financial
                                                            Officer for Yellow Freight System, Inc.

Richard F. Cooper................     12/28/51              Mr. Cooper has been ABC's Vice President-Administration since 1995,
Vice President-Administration                               ABC's Vice President-Risk Management from April 1991 to 1995 and Vice
General Counsel and                                         President-General Counsel since 1986. Mr. Cooper has been Secretary
Secretary                                                   since 1987.

J. Lavon Morton .................     09/25/50              Mr. Morton was appointed ABC's Vice President-Chief Internal Auditor in
Vice President-                                             January 2000. From May 1997 to December 1999, Mr. Morton was Vice
Chief Internal Auditor                                      President-Financial Reporting. Mr. Morton joined ABC as Assistant
                                                            Treasurer in December 1996. From October 1984 until November 1996, Mr.
                                                            Morton was a Partner in Ernst & Young LLP. From 1972 until 1984, Mr.
                                                            Morton was employed  by Ernst & Young LLP. Mr. Morton is a Certified
                                                            Public Accountant.

                                                                (7)

-----------------------------------------------------------------------------------------------------------------------------------
               NAME                 DATE OF BIRTH                         BUSINESS EXPERIENCE
-----------------------------------------------------------------------------------------------------------------------------------


Judy R. McReynolds ..............     05/24/62              Ms. McReynolds was appointed Vice President-Controller of ABC in January
Vice President-Controller                                   2000. She previously served as the Controller of the Company from July
                                                            1998 until December 1999. Ms. McReynolds joined the Company as Director of Corporate Accounting in June 1997. During the period of June 1995 through May 1997, Ms. McReynolds was employed as Director of Financial
                                                            Reporting and Taxation with P.A.M. Transportation Services, Inc. From
                                                            December 1990 until June 1995,  Ms. McReynolds was a senior manager employed with Ernst & Young LLP. Ms. McReynolds is a Certified Public
                                                            Accountant.






                             EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during 1999.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION
                                                                        ------------------------------
                                        ANNUAL COMPENSATION                   AWARDS         PAYOUTS
                            ---------------------------------------------------------------------------
            (a)                (b)     (c)        (d)          (e)         (f)      (g)        (h)         (i)
-------------------------------------------------------------------------------------------------------------------
           NAME                                               OTHER     RESTRICTED
            AND                                              ANNUAL       STOCK  OPTIONS/     LTIP     ALL OTHER
         PRINCIPAL                   SALARY      BONUS    COMPENSATION  AWARD(S)   SARS     PAYOUTS   COMPENSATION
         POSITION            YEAR      ($)       ($)(1)        ($)         ($)    (#)(2)      ($)        ($)(3)
-------------------------------------------------------------------------------------------------------------------

Robert A. Young III......    1999    $ 503,600  $ 844,235      -             -     12,000      -       $ 626,499
President-CEO                1998      375,000    240,750      -             -          -      -         127,272
                             1997      375,000    540,765      -             -     20,000      -          59,370

David E. Stubblefield....    1999      303,600    793,914      -             -      9,000      -         493,082
ABF President-CEO            1998      275,000    335,912      -             -          -      -          64,145
                             1997      262,500    357,019      -             -     18,000      -          25,705

Lary R. Scott............    1999      253,600    354,279      -             -      6,000      -         136,618
Executive Vice President     1998      250,000    133,750      -             -          -      -           1,600
                             1997      250,000    330,467      -             -     12,500      -           1,600

Jerry A. Yarbrough (4)...    1999      243,600    340,309      -             -      6,000      -         246,029
Senior Vice President-       1998      226,412    121,130      -             -          -      -          50,938
Corporate Development        1997      226,412          -      -             -     12,500      -          27,705

David E. Loeffler .......    1999      196,100    273,952      -             -      6,000      -          51,221
Vice President-CFO           1998      174,996     93,623      -             -          -      -           4,861
                             1997      166,664    189,268      -             -     12,500      -          12,075


(1) Reflects bonus earned during the fiscal year. Bonuses are normally paid during the next fiscal year.

(2)  Options granted to acquire shares of Common Stock.

(3) "All Other Compensation" for 1999 includes the following for Messrs. Young, Scott, Stubblefield, Yarbrough and Loeffler: (i) Company matching contributions to the Company's 401(k) Savings Plan of $3,200; $3,200; $3,200; $3,200 and $3,200 for each named executive, respectively; (ii) Amounts expensed under the Company's Supplemental Benefit Plan were $546,192; $396,743; $133,418; $183,304 and $40,574 for each named executive, respectively. The amount of expense charged under the Supplemental Benefit Plan was determined by consulting actuaries based on the terms of the plan. (iii) Amounts expensed under Deferred Salary Agreements were $62,107; $78,139; $0; $44,525; and $7,447 for each named executive, respectively. The Deferred Salary Agreements are not performance-based incentive plans. (iv) Company matching contributions for the Voluntary Savings Plan of $15,000 for Young; $15,000 for Stubblefield; and $15,000 for Yarbrough.


                                      (8)

(4) For Mr. Yarbrough, during the period of 1996 through April 1, 1998, his salary was paid by Company's wholly owned subsidiaries, Integrated Distribution, Inc. and Best Logistics, Inc.




              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTIONS/SAR VALUES

The following table provides information related to options exercised by the named executive officers during the 1999 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                                                              NUMBER OF SECURITIES
                              SHARES                    UNDERLYING UNEXERCISED OPTIONS/    IN-THE-MONEY OPTIONS/SARS
                             ACQUIRED        VALUE        SARS AT FISCAL YEAR-END (#)      AT FISCAL YEAR-END ($)(1)
                                                        --------------------------------------------------------------
NAME                      ON EXERCISE(#)  REALIZED($)   EXERCISABLE       UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------

Robert A. Young III             -              -         89,840             42,160           269,650      237,150

David E. Stubblefield           -              -         46,500             29,000           133,313      154,125

Lary R. Scott                   -              -         23,000             25,500           135,625      145,313

Jerry A. Yarbrough              -              -         37,500             19,000            91,188      100,313

David E. Loeffler               -              -         15,800             20,700            95,125      118,313


(1) The closing price for the Company's Common Stock as reported by the NASDAQ Stock Market on December 31, 1999 was $12.00. Value is calculated on the basis of the difference between the option exercise price and $12.00 multiplied by the number of shares of Common Stock underlying the option.

                                      (9)

                            OPTIONS/SAR GRANTS TABLE

The following table provides information related to options granted to the named executive officers during 1999.

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                                                          ANNUAL RATE OF STOCK
                                                                                           PRICE APPRECIATION
                         INDIVIDUAL GRANTS                                                 FOR OPTION TERM (1)
----------------------------------------------------------------------------------------------------------------------
(A)                            (B )              (C)            (D)            (E)         (F)           (G)
                                          PERCENT OF TOTAL
                                            OPTIONS/SARS     EXERCISE
                           OPTIONS/SARS      GRANTED TO       OR BASE
                              GRANTED       EMPLOYEES IN       PRICE       EXPIRATION
NAME                       (#)(2)(3)(4)      FISCAL YEAR     ($/SH)(5)        DATE        5%($)        10%($)
----------------------------------------------------------------------------------------------------------------------

Robert A. Young III           12,000               2.8%        $7.625     01/26/09        $57,516       $145,860
President/CEO

David E. Stubblefield          9,000               2.1%        $7.625     01/26/09         43,137        109,395
ABF President/CEO

Lary R. Scott                  6,000               1.4%        $7.625     01/26/09         28,758         72,930
Executive Vice President

Jerry A. Yarbrough             6,000               1.4%        $7.625     01/26/09         28,758         72,930
Senior Vice President
Corporate Development

David E. Loeffler              6,000               1.4%        $7.625     01/26/09         28,758         72,930
Vice President/CFO

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the options following termination of employment, nontransferability or vesting over periods of up to five years.

(2) Options granted in 1999 are exercisable starting 12 months after the grant date, with 20% of the shares covered thereby becoming exercisable at that time and with an additional 20% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fifth anniversary date.

(3) The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(4) In the event of a change in control, the options will vest immediately and the Stock Option Committee may allow an employee to "put" the excess of the fair market value over the exercise price of the options to the Company.

(5) The Option Plan permits the exercise of options by delivery of shares of Common Stock owned by the optionee in lieu of or in addition to cash or by financing made available by the Company.


                                      (10)

                REPORT ON EXECUTIVE COMPENSATION BY THE EXECUTIVE
                     COMPENSATION AND DEVELOPMENT COMMITTEE
                           AND STOCK OPTION COMMITTEE

The Company is engaged in the highly competitive and evolving freight transportation industry. To be able to continue its growth and succeed in the future, the Company believes it must be able to retain its executive management team and to attract additional qualified executives when needed.

The Board's philosophy, that compensation of the executive management team should be materially linked to both operating and stock price performance with the goal of enhancing the value of the Company, is administered by its Executive Compensation and Development Committee ("Compensation Committee") and its Stock Option Committee.

The Compensation Committee is comprised of Messrs. Marquard, Zakon and Morris and the Stock Option Committee is comprised of Messrs. Edelstein, Fritz, and Zakon. All Committee Members are non-employee directors. The Compensation Committee, at its discretion, reviews and grants all forms of executive compensation except stock options and performance award units. The Stock Option Committee, at its discretion, grants stock options and performance award units to the executive group pursuant to the Company's stock option plan and performance award program, respectively. Both the stock option and performance award plans have been previously approved by the Company's Board of Directors and stockholders.

In furtherance of the Company's philosophy, the executive management team's compensation is primarily composed of the following blend of short-term and long-term items, all designed to motivate daily, annual and multi-year executive performance that results in increased value of the Company for its stockholders:

     (i) Base Salary. The Compensation Committee reviews and sets the base salaries of the Company's executive officers, normally on an annual basis. In setting salary levels, the Compensation Committee considers a variety of subjective and objective criteria such as: variety of experience and years of service with the Company; special expertise and talents of the individual; recent and historical operating results of the Company; industry and general economic conditions which may affect the Company's performance; and the Compensation Committee members' knowledge and experience and from time-to-time independent consultants' analysis in determining appropriate salary levels and total compensation programs for executives.

     (ii) Annual Incentive Plan. The Company's Annual Incentive Plan is based on Return on Capital Employed ("ROCE"), which is defined as the total of:
          (i) current and long-term external debt, (ii) intercompany receivables and payables, (iii) long term operating leases, and (iv) equity. Net Income for the ROCE calculation is net income before extraordinary items and incentive compensation and after adding back the after tax effect of interest expense. The incentive compensation for each participant is determined by a matrix relating to a Percent of Target to ROCE achieved. The resulting percent is multiplied by the Target Incentive Salary Percent for the participant. The resulting percent is multiplied by the participant's annual salary.

     (iii) Stock Option Plan. The Stock Option Committee is responsible for the granting of stock options to the executive group under the Company's 1992 Stock Option Plan ("1992 Plan"). Under current stock option agreements with the named executives, the option's exercise price is equal to the closing public trading price of the Company's Common Stock on the date of the grant. The optionee vests in 20% of the total shares granted on each of the five subsequent anniversary dates of the grant, and has up to 10 years from the date of the grant to exercise part or all of his grant. The Company believes that this combination of 20% annual vesting with a 10-year exercise period blends its desire to tie the optionee's motivation under the stock option grant to both short-term and long-term performance of the Company's stock.

          Under the 1992 Plan, the Stock Option Committee generally has discretion regarding size, recipients and other non-exercise-price terms and conditions of grants. Such discretion allows, but does not require, the Stock Option Committee to consider prior stock option grants to executives when considering new grants.

                                      (11)

          Stock option grants made to the executive group have been based on the judgement of the Stock Option Committee members and on advice from time-to-time from independent consultants.

     (iv) Deferred Salary Agreements. The Company has Deferred Salary Agreements with certain Company and subsidiaries' executives. The Company believes these Deferred Salary Agreements have aided it in retaining these individuals who average over 25 years of employment with it or its subsidiaries or in the transportation industry and have acquired experience, knowledge and contacts of considerable value to it. See "EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS" section for additional information.

The Board believes that the Chief Executive Officer ("CEO") is the leader of the executive management team, and therefore the Compensation Committee and Stock Option Committee apply the same philosophy as discussed above to the CEO's compensation package.

The Board believes its philosophy has built an experienced, motivated executive management team whose compensation package and stock ownership, both personal and through stock option grants, are closely linked to the interest of the Company's stockholders. The Board's policy is to take reasonable steps to avoid having any compensation not be deductible to the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. In furtherance of this policy, the Board is submitting Proposal II "Approval of the Material Terms of the Executive Officer Annual Incentive Compensation Plan" for stockholder approval at the 2000 Annual Meeting.

EXECUTIVE COMPENSATION AND
DEVELOPMENT COMMITTEE                                STOCK OPTION COMMITTEE

William A. Marquard                                  Arthur J. Fritz, Jr.
John H. Morris                                       Frank Edelstein
Alan J. Zakon                                        Alan J. Zakon

This Report will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report by reference.


                EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

Pursuant to the terms of a Stockholders' Agreement, the Company has agreed that it will offer Mr. Young the right to include shares of the Company's Common Stock he owns in certain registration statements filed by the Company (the "Piggy-back Rights"). The Company will indemnify Mr. Young for securities law liabilities in connection with any such offering, other than liabilities resulting from information furnished in writing by Mr. Young. The Company is obligated to pay all expenses incurred in connection with the registration of shares of Company Common Stock in connection with the Piggy-back Rights, excluding underwriters' discounts and commissions.



                                      (12)

                             STOCK PERFORMANCE GRAPH

The following graph shows a comparison of 5-year cumulative total return for the Company, the Nasdaq Market Index, and an index of peer companies selected by the Company.

                             [GRAPH]

COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE
COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

                                                               FISCAL YEAR ENDING
                              -------------------------------------------------------------------------------------
COMPANY/INDEX/MARKET          12/30/1994     12/29/1995     12/31/1996     12/31/1997     12/31/1998     12/31/1999
Arkansas Best Cp                  100.00          65.19          36.28          80.85          48.46          99.51
Customer Selected Stock List      100.00          53.08          61.66          90.65          73.52          68.39
NASDAQ Market Index               100.00         129.71         161.18         197.16         278.08         490.46

The above comparisons assume $100 was invested on January 1, 1995, in the Company's Common Stock and each of the foregoing indices and assumes reinvestment of dividends. All calculations have been prepared by Media General Financial Services. The stockholder return shown on the graph above is not necessarily indicative of future performance.

The Company considers itself a diversified transportation holding company with an emphasis on long-haul less-than-truckload ("LTL") motor carrier of general commodities. Accordingly, the Company believes it is important that its performance be compared to that of other transportation companies with similar operations. Therefore, companies in the peer group are as follows: Roadway Express, Inc., Consolidated Freightways, Inc., and Yellow Corp. of Delaware.






                                      (13)

                          RETIREMENT AND SAVINGS PLANS

Non-union employees of the Company who fulfill a minimum age and service requirement are eligible to participate in the Company's Retirement Plan which generally provides fixed benefits payable in a lump-sum form upon retirement at age 65. Benefits also may be paid in the form of an annuity at the participant's election. Credited years of service for each of the individuals named in the EXECUTIVE COMPENSATION - SUMMARY COMPENSATION TABLE ("Executive Compensation Table") are: Robert A. Young III, 35 years; Lary R. Scott, 4 years; David E. Stubblefield, 40 years; Jerry A. Yarbrough 32 years; and David E. Loeffler, 4 years. Benefits are based upon a participant's years of service with the Company and average total monthly earnings (exclusive of extraordinary remuneration and expense allowances and subject to the annual Code limitation after 1988 of $150,000 as adjusted to reflect cost of living increases) during any sixty (60) consecutive calendar months during the participant's employment with the Company since 1980 which will give the participant the highest average monthly earnings. Benefits also are subject to certain other limitations in the Code.

The following table illustrates the total estimated annual benefits payable from the Retirement Plan and, if applicable, the Company's Supplemental Benefit Plan (see below) upon retirement at age 65, in the form of a single life annuity, to persons in the specified compensation and years-of-service classifications.

--------------------------------------------------------------------------------------------------------------
      HIGHEST
    FIVE YEARS
      AVERAGE                                                         YEARS OF SERVICE
   COMPENSATION                                   15            20           25              30           35
--------------------------------------------------------------------------------------------------------------
     $ 125,000    ..........................    $   45,315   $   60,940   $   61,300   $   73,560   $   85,820
       150,000    ..........................        54,690       73,440       73,800       88,560      103,320
       175,000    ..........................        64,065       85,940       86,300      103,560      120,820
       200,000    ..........................        73,440       98,440       98,800      118,560      138,320
       225,000    ..........................        82,815      110,940      111,300      133,560      155,820
       250,000    ..........................        92,190      123,440      123,800      148,560      173,320
       300,000    ..........................       110,940      148,440      148,800      178,560      208,320
       400,000    ..........................       148,440      198,440      198,800      238,560      278,320
       450,000    ..........................       167,190      223,440      223,800      268,560      313,320
       500,000    ..........................       185,940      248,440      248,800      298,560      348,320
       550,000    ..........................       204,690      273,440      273,800      328,560      383,320
       600,000    ..........................       223,440      298,440      298,800      358,560      418,320
       650,000    ..........................       242,190      323,440      323,800      388,560      453,320
       700,000    ..........................       260,940      348,440      348,800      418,560      488,320
       750,000    ..........................       279,690      373,440      373,800      448,560      523,320
--------------------------------------------------------------------------------------------------------------

In December 1987, the Company also established the Arkansas Best Corporation Supplemental Benefit Plan for the purpose of supplementing benefits under the Company's Retirement Plan. The Code places limits on the amount of income participants may receive under the Company's Retirement Plan. In order to compensate for those limitations and for reductions in the rate of benefit accruals from the 1985 formula under the Company's Retirement Plan, the Supplemental Benefit Plan will pay sums in addition to amounts payable under the Retirement Plan to eligible participants. Participation in the Supplemental Benefit Plan is limited to employees of the Company who are participants in the Company's Retirement Plan and who are also either officers at or above the rank of vice president of the Company and are designated as participants in the Supplemental Benefit Plan by the Company's Board. The amount due to each participant in the Supplemental Benefit Plan is the actuarial equivalent of the excess of (1) the payment due under the Company's Retirement Plan as in effect on January 1, 1985, as amended, but without regard to any amendments that decrease the rate of benefit accruals and without regard to any Code limitations, or the current Retirement Plan without regard to any Code limitations if more; over (2) the actual benefit received from the Retirement Plan. This payment will be made in a single cash sum within 30 days following the participant's termination of employment. Amounts attributable to the Supplemental Benefit Plan are included in the pension table set forth above.




                                      (14)

The Company has agreed to provide reimbursement for otherwise unreimbursed medical expenses to certain employees of the Company and its subsidiaries, including the individuals named in the Executive Compensation Table. These benefits are presently covered by an insurance program and commence at retirement and continue for the life of the employee (and spouse or other eligible dependents).


             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE IN CONTROL ARRANGEMENTS

The Company does not have any Employment Contracts with the Chief Executive Officer or any of the named executive officers.

The Company's Stock Option Agreements provide that in the event of a change in control of the Company, as defined in the Agreement, all non-vested options immediately vest. See "REPORT ON EXECUTIVE COMPENSATION BY THE EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE AND STOCK OPTION COMMITTEE" section for additional general information about the Stock Option Plan

The Company's Supplemental Benefit Plan provides that in the event of a Change in Control of the Company, as defined in the Plan, accrued benefits will be distributed and paid in the form of a lump sum as soon as administratively feasible. See "RETIREMENT AND SAVINGS PLANS" section for additional general information about the Supplemental Benefit Plan.

The Company has a Voluntary Savings Plan ("VSP") with certain management employees of the Company and its subsidiaries, including the named executives. The VSP is a nonqualified plan created to offset the IRS Code limitations on their contributions as highly compensated employees to the Company's 401(k) Savings Plan. The VSP allows eligible executives to annually defer 1% to 75% of each of their base salary and incentive compensation. The Company will match 15% of the employees VSP contributions, up to an annual maximum of $15,000. The VSP provides that in the event of a Change in Control of the Company, as defined in the VSP, that all contributions, Company match and earnings on each, will be distributed as a lump sum as soon as administratively possible.

The Company has Deferred Salary Agreements with certain management employees of the Company and its subsidiaries, including the named executives, due to their tenure, experience, knowledge and contacts which are of considerable value to the Company. The amount of the deferred salary is equal to 35% of the individual's final monthly base salary times 120 monthly payments commencing at age 65 retirement, death or disability, provided this amount is subject to reduction based on the age and other circumstances resulting in the individual's termination of employment. The Deferred Salary Agreement provides that in the event of a change in control of the Company, as defined in the Agreement, all benefits immediately vest, and if the individual's employment terminates within three years after the change in control event occurs, then the individual may elect to receive his benefit in a lump sum payable within thirty days. The amounts payable under the Deferred Salary Agreements are subject to forfeiture under certain circumstances. The Executive Compensation Table includes the amount accrued annually for each named executive under these Agreements.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

STOCKHOLDERS' AGREEMENT. Pursuant to the terms of a Stockholders' Agreement, the Company has agreed that it will offer Robert A. Young III the right to include shares of the Company's Common Stock he owns in certain registration statements filed by the Company (the "Piggy-back Rights").

The Company will indemnify Mr. Young for securities law liabilities in connection with any such offering, other than liabilities resulting from information furnished in writing by Mr. Young. The Company is obligated to pay all expenses incurred in connection with the registration of shares of Company Common Stock in connection with the Piggy-back Rights, excluding underwriters' discounts and commissions.




                                      (15)

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company's executive officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities are required to file, under the Securities Exchange Act of 1934, reports of ownership and changes of ownership with the Securities and Exchange Commission.

Based solely on information provided to the Company, the Company believes that during the preceding year its executive officers, directors, and 10% stockholders have complied with all applicable filing requirements.


          PROPOSAL II. APPROVAL OF THE MATERIAL TERMS OF THE EXECUTIVE
                   OFFICER ANNUAL INCENTIVE COMPENSATION PLAN

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL II.

The Board of Directors has approved, and recommends that the stockholders approve, the Executive Officer Annual Incentive Compensation Plan. The Executive Officer Annual Incentive Compensation Plan ("Plan") is intended to enhance the link between pay and performance by providing eligible employees with the opportunity to receive an annual cash award based on the achievement of pre-established performance goals. The material terms of the Plan are being submitted to stockholders for their approval so payments to executive officers under the Plan may qualify as "performance based compensation" under Section 162(m) of the Internal Revenue Code ("Section 162(m)"). Section 162(m) generally limits to $1 million the annual corporate federal income tax deduction for "non-performance based" compensation paid to the chief executive officer or any of the four other highest paid officers of a publicly-held corporation. Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, to vote at the 2000 Annual Meeting is necessary for approval of the Annual Incentive Compensation Plan.

A. Summary of the Plan

 The following summary description of the material terms of the Plan is qualified in its entirety by reference to the full text of the Plan attached to this proxy statement as Appendix A.

 Purposes. The purposes of the Plan are to: (1) retain and attract qualified individuals by rewarding those practices which enhance the financial performance of the Company and are considered key to the Company's success; (2) encourage teamwork among participants in various segments of the Company; (3) reward performance with pay that varies in relation to the extent to which the pre-established goals are achieved; and (4) ensure that the compensation paid under this Plan qualifies for the "performance based compensation" exemption of
 Section 162(m).

 Administration. The Plan will be administered by a committee ("Committee") of two or more directors appointed by the Board of Directors to administer the Plan. All members of the Committee must be "outside directors" under Section 162(m). Subject to the terms of the Plan, the Committee has authority to select employees to participate in the Plan; to determine the size, terms and conditions of awards under the Plan; to construe and interpret the Plan; and to make all other determinations which may be necessary or advisable for Plan administration. The Plan is currently being administered by the Executive Compensation & Development Committee of the Board of Directors.

 Eligibility. Each employee of the Company and its subsidiaries who, as of the last day of the applicable Plan Year, is covered by the compensation limitations of Section 162(m) or the regulations issued thereunder ("Executive Officer").

 Awards Under the Plan. Not later than 90 days after the beginning of each fiscal year, the Committee will adopt one or more performance measures, establish written performance goals with respect to each selected performance measure and determine the individual award opportunities for that fiscal year. The performance measures may be based on any combination of corporate, divisional and/or individual goals. For each performance measure, the Committee will adopt performance goals which will, in turn, be used to determine each Executive Officer's individual award opportunities. For example, for a particular fiscal year, the Committee may select the Company's return on capital employed as a performance measure, establish various levels of Company return on capital



                                      (16)
 employed as performance goals and link each such performance goal to an individual award opportunity. The performance measures, performance goals and individual award opportunities may vary among Executive Officers and from year to year. Following completion of each fiscal year, if the performance goals were met, the Committee will so certify in writing prior to payment of final awards. As soon as practicable after the end of the fiscal year, final awards will be computed for each Executive Officer. The Plan provides that the maximum award payable to any participant in connection with any one fiscal year is $2,000,000.

 Plan Only Applicable to Executive Officers. The Plan is applicable only to the employees of each Company who are determined to be Executive Officers. As defined in the Plan, an "Executive Officer" is an employee, who, as of the last day of the applicable fiscal year, is an individual subject to the tax deductible limitations of Section 162(m). The Plan provides that the performance measures which may serve as determinants of an Executive Officer's individual award opportunities are limited to the Company's pre-tax income; net income; earnings per share; revenues; expenses; return on assets; return on equity; return on investment; net profit margin; operating profit margin; operating cash flow; total shareholder return; capitalization; liquidity; results of customer satisfaction surveys; and other measures of quality, safety, productivity or process improvement. Such performance goals may be determined solely by reference to the performance of the Company, its subsidiaries, or a division or unit of the Company or its subsidiaries, or based upon comparisons of any of the performance measures relative to other companies. In establishing a performance goal with respect to any of these performance measures, the Committee may exclude the impact of certain events or occurrences which should appropriately be excluded such as, for example, a restructuring or other non-recurring charge, an event either not directly related to the operations of the Company or not within the reasonable control of the Company's management, or a change in accounting standards required by the Financial Accounting Standards Board. For 2000, an Executive Officer's individual award opportunities will be established as a function of his base salary rate. "Base Salary" means, as to any specific fiscal year, the Executive Officer's annualized base salary rate as of the day the Committee establishes in writing the various Final Award levels for each Executive Officer. The Base Salary is not reduced by any voluntary salary reductions or any salary reduction contributions made to any salary reduction plan, defined contribution plan or other deferred compensation plans of the Company, but does not include any payments under the Plan, any stock option plan, or any other bonuses, incentive pay or special awards. The Committee may not exercise discretion to increase the Final Award otherwise payable to an Executive Officer, except to the extent that counsel advises the Committee that Section 162(m) will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan by permitting greater discretion or flexibility with respect to award opportunities for Executive Officers, then the Committee may, in its sole discretion, apply such greater discretion or flexibility.

 Payment of Final Awards. Final Awards under the Plan are payable as soon as their calculation is completed. Subject to the terms of the Company's Voluntary Savings Plan, a participant may defer the receipt of some or all of his award. If all or a portion of a participant's award is not deductible by the Company under Section 162(m), the Committee may, in its discretion, require that payment of the nondeductible portion of such award will be deferred until it may be deducted by the Company.

 Change in Control. In the event of a change in control of the Company, each participant, including the Company's executive officers, will receive a pro rata payment of the greater of his target incentive award or final award for the fiscal year during which the change in control occurs. In these circumstances, the Committee will determine (1) the final award based on performance during the fiscal year until the date of the change in control; and
 (2) the participant's base salary as of a date on or before the change in control. Such amount would be paid to the participant as soon as calculated but in any event within 45 days after the effective date of the change in control. A "change in control" means the earliest date on which any of the following events occur: (a) consummation of any consolidation or merger in which ABC is not the surviving entity or pursuant to which ABC's common stock would be converted to cash, securities or property, or any lease or other transfer of all or substantially all of ABC's assets unless after any such events the holders of ABC's common stock immediately prior to such event own at least fifty-one (51%) percent of the surviving entity after any such event, (b) at any time the ABC shareholders approve any plan or proposal for the liquidation or dissolution of ABC, (c) when any person (excluding the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries, or any person appointed or established by the Company or its subsidiaries for or pursuant to any such employee benefit plan) has acquired, either directly or indirectly, beneficial ownership of securities representing 35% or more of the total votes that could be cast by the holders of all of the Company's securities entitled to vote in elections of directors; (d) when the members of the Company's Board of Directors as of April 19, 2000 (or their successors nominated by a Board on which such individuals or such successors constituted a majority) cease to constitute a majority of the Board.



                                      (17)

Amendments. The Board of Directors or the Committee may modify, amend, suspend or terminate the Plan at any time. No such modification, amendment, suspension or termination may, without a participant's consent, reduce the participant's right to a payment or distribution under the Plan to which he is entitled.


B. 2000 Plan Performance Measure

The Committee has adopted return on capital employed ("ROCE") as the Plan's 2000 performance measure. In future years, the Committee may adopt other performance measures. ROCE is calculated for each company as the following ratio:

      Net Income + After-tax Effect of Actual and Imputed Interest Expense
                  + After-tax Effect of Incentive Compensation
      --------------------------------------------------------------------
              Average Equity + Average Debt + Average Imputed Debt

"Net Income" for the ROCE calculation is net income determined in accordance with Generally Accepted Accounting Principles before extraordinary items.
For ABC, "Net Income" for the ROCE calculation will be determined as described above, except incentive compensation for each of the operating subsidiaries will be deducted in arriving at Net Income.
"Imputed Interest Expense" consists of the interest attributable to average imputed debt assuming an interest rate of 7.5%.
"Average Debt" includes current and long-term debt.
"Average Imputed Debt" consists of the average of the beginning of year and end of year present value of all payments determined using an interest rate of 7.5% on operating leases of revenue equipment with an initial term of more than two years.

C. Other Matters

As discussed above, awards which may be paid under the Plan for fiscal 2000 and future years are dependent on the attainment of performance goals established annually by the Committee. Accordingly, the amounts, if any, which may be paid under the Plan in the future cannot presently be determined and cannot exceed $2 million per Executive Officer per fiscal year. If the material terms of the Plan are not approved by the stockholders, no future payments will be made under the Plan to Executive Officers. In that event, the Committee intends to review and reconsider the Company's executive compensation program in light of such vote and the principles described in its Report on Executive Compensation. In 1999 the companies utilized the same Annual Incentive Award Plan, including the same ROCE performance measures as the Committee has adopted for the Plan's use in 2000. The following table reflects what each of the listed individuals and groups received as incentive compensation in 1999.

              2000 ANNUAL INCENTIVE COMPENSATION PLAN BENEFITS (1)

-----------------------------------------------------------------------------------------------------
              NAME AND POSITION                                   1999 INCENTIVE COMPENSATION  (2)
-----------------------------------------------------------------------------------------------------

Robert A. Young III, Director and President - CEO                           $    844,235
David E. Stubblefield, ABF President - CEO                                       793,914
Lary R. Scott, Executive Vice President                                          354,279
Jerry A. Yarbrough, Senior Vice President                                        340,309
David E. Loeffler, Vice President - CFO                                          273,951
Executive Group (5 Participants) (3)                                           2,606,688
Non-Executive Director Group                                                           0
Non-Executive Officer Employee Group                                                   0
-----------------------------------------------------------------------------------------------------

(1) All information in the above table is actual 1999. 2000 incentive payments, if any, will be based on 2000 performance.

(2) 1999 Incentive payments were computed on the following ROCE: ABC - 16.98%, and ABF - 25.10%.

(3) The five participants in the Executive Group are Messrs. Young, Stubblefield, Scott, Yarbrough and Loeffler.





                                      (18)

                                                                      Appendix A


                                EXECUTIVE OFFICER
                       ANNUAL INCENTIVE COMPENSATION PLAN
                    As Established Effective January 1, 2000


                      SECTION 1. ESTABLISHMENT AND PURPOSE

1.1 ESTABLISHMENT OF THE PLAN
Arkansas Best Corporation, a Delaware corporation, hereby establishes an annual incentive compensation plan to be known as the "Executive Officer Annual Incentive Compensation Plan" (the "Plan"), as set forth in this document. The Plan permits annual cash awards to Executive Officers of the Company and Subsidiaries, based on the achievement of pre-established performance goals. The Plan shall become effective as of January 1, 2000 (the "Effective Date") and shall remain in effect until terminated as provided in Section 11 herein.

1.2 PURPOSE
The purposes of the Plan are to: (a) retain and attract qualified individuals by rewarding those practices which enhance the financial performance of the Company; (b) encourage teamwork among Executive Officers in various segments of the Company; (c) reward performance with pay that varies in relation to the extent to which the pre-established goals are achieved; and (d) ensure that the compensation paid under this Plan qualifies for the "performance based compensation" exemption under Code Section 162(m).


                             SECTION 2. DEFINITIONS

The following terms shall have the meanings set forth below whenever used in this document and, when the defined meaning is intended, the term is capitalized:

2.1 "ABC" means Arkansas Best Corporation.

2.2 "BASE SALARY" means, as to any specific Plan Year, an Executive Officer's annualized base salary rate as of the date the Committee establishes in writing the various Final Award levels for each Executive Officer. Base salary shall not be reduced by any voluntary salary reductions or any salary reduction contributions made to any salary reduction plan, defined contribution plan or other deferred compensation plans of the Company.

2.3 "BOARD" OR "BOARD OF DIRECTORS" means the ABC Board of Directors.

2.4 "CHANGE IN CONTROL" means each date on which any of the following events occur:

         (a) there shall be consummated any consolidation or merger of ABC in which ABC is not the continuing or surviving corporation or pursuant to which ABC's common stock would be converted into cash, securities, or other property, or any lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation), in one transaction or a series of related transactions, of all, or substantially all, of the assets of ABC other than any such consolidation, merger, lease, exchange or transfer in which ABC, or any of its affiliates, or the holders of ABC's common stock immediately prior to any such actions have at least a fifty-one percent (51%) ownership of the surviving corporation after the consolidation or merger or the entity to which such assets are transferred, leased, exchanged or otherwise transferred;

         (b) the shareholders of ABC approve any plan or proposal for the liquidation or dissolution of ABC;

         (c) any "person" (as such is defined in Section 3(a)(9) or Section 13(d)(3) under the Securities Exchange Act of 1934 (the "1934 Act")) or any "group" (as such term is used in Rule 13d-5 promulgated under the 1934 Act) other than ABC or any successor of ABC or any subsidiary of ABC or any employee benefit plan of ABC or any Subsidiary (including such plan's trustee), becomes a beneficial owner for purposes of Rule



                                      (19)

                                                                      Appendix A


         13d-3 promulgated under the 1934 Act, directly or indirectly, of securities of ABC representing thirty-five percent (35%) or more of ABC's then outstanding securities having the right to vote in the election of members to the Board;

         (d) if at any time, the Continuing Directors then serving on the Board cease for any reason to constitute at least a majority thereof. "Continuing Director" shall mean a Board member who either (A) is a member of the Board on the date hereof, or (B) whose initial election or initial nomination for election by ABC's shareholders was approved by a majority of the Continuing Directors (including any successors elected pursuant to this subpart (d)) then on the ABC Board of Directors.


2.5 "CODE" means the Internal Revenue Code of 1986, as amended.

2.6 "COMMITTEE" means a committee of two (2) or more individuals, all of whom shall be "outside directors" within the meaning of the regulations under Code
Section 162(m), appointed by the Board to administer the Plan, pursuant to
Section 3 herein.

2.7 "COMPANY" means Arkansas Best Corporation, a Delaware corporation, (including, as appropriate, any and all Subsidiaries) and any successor thereto.

2.8 "DISABILITY" means a physical or mental condition resulting from bodily injury, disease or mental disorder, which constitutes a disability under the terms of the Company's Short Term Disability Policy.

2.9 "EFFECTIVE DATE" means the date the Plan becomes effective, as set forth in
Section 1.1 herein.

2.10 "EMPLOYEE" means a full-time, salaried employee of the Company or a Subsidiary.

2.11 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.12 "EXECUTIVE OFFICER" means an Employee who, as of the last day of the applicable Plan Year, is covered by the compensation limitations of Code Section 162(m) or the regulations issued thereunder.

2.13 "FINAL AWARD" means the actual award earned during a Plan Year by an Executive Officer.

2.14 "INDIVIDUAL AWARD OPPORTUNITY" means the various levels of incentive award compensation which an Executive Officer may earn under the Plan including Target Incentive Awards, as established by the Committee pursuant to Section 5.

2.15 "PLAN YEAR" means the Company's fiscal year.

2.16 "RETIREMENT" shall have the meanings ascribed to Early, Normal or Deferred Retirement in the Company's defined benefit tax-qualified pension plan applicable to the Executive Officer.

2.17 "SUBSIDIARY" means any corporation in which ABC, or a Subsidiary of ABC, owns fifty percent (50%) or more of the total combined voting power of all classes of stock.

2.18 "TARGET INCENTIVE AWARD" means the award that may be paid to an Executive Officer when "targeted" performance results, as established by the Committee, are attained.


                            SECTION 3. ADMINISTRATION

3.1 THE COMMITTEE. The Executive Compensation and Development Committee of the Board shall initially administer the Plan. Subject to the terms of this Plan, the Board may appoint a successor Committee to administer the Plan. The members of the Committee shall be appointed by, serve at the discretion of, and must be members of the Board.



                                      (20)

                                                                      Appendix A


3.2 AUTHORITY OF THE COMMITTEE. Subject to the provisions herein, the Committee shall have full power to certify after the end of each Plan Year the Employees who qualify as Executive Officers; determine the size and types of performance measurements and goals, Individual Award Opportunities and Target Incentive Awards; determine the terms and conditions of Individual Award Opportunities in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and amend the terms and conditions of any outstanding Individual Award Opportunities to the extent such terms and conditions are within the sole discretion of the Committee as provided in Section 11 herein. Further, the Committee shall make all other determinations that may be necessary for the administration of the Plan. To the extent permitted by Section 162(m) and its regulations, the Committee may, from time-to-time, delegate some or all of its authority hereunder.

3.3 DECISIONS BINDING. All determinations and decisions of the Committee in the administration of the Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all parties.


                    SECTION 4. ELIGIBILITY AND PARTICIPATION

Each Employee who is an Executive Officer shall be eligible and shall participate in the Plan for each Plan Year in which he is an Executive Officer. No later than ninety (90) days after the end of each Plan Year the Committee shall identify and certify each Employee who is an Executive Officer for the Plan Year just ended.


                         SECTION 5. AWARD DETERMINATION

5.1 PERFORMANCE MEASURES AND PERFORMANCE GOALS. No later than ninety (90) days after the beginning of each Plan Year, the Committee shall select performance measures and shall establish in writing performance goals for that Plan Year. Except as provided in Section 5.7 herein, performance measures which may serve as determinants of Executive Officers' Individual Award Opportunities shall be limited to the Company's Pretax Income, Net Income, Earnings Per Share, Revenues, Expenses, Return on Assets, Return on Equity, Return on Capital Employed, Return on Investment, Net Profit Margin, Operating Profit Margin, Operating Cash Flow, Total Shareholder Return, Capitalization, Liquidity, Results of Customer Satisfaction Surveys, and other measures of Quality, Safety, Productivity or Process Improvement. Performance goals may be determined solely by reference to the performance of ABC, a Subsidiary, or a division or unit of either of the foregoing, or based upon comparisons of any of the performance measures relative to other companies. For each Plan Year, the Committee may establish ranges of attainment of the performance goals which will correspond to various levels of Individual Award Opportunities. Each range may include levels of performance above and below the one hundred percent (100%) performance level at which a greater or lesser percent of the Target Incentive Award may be earned.

In establishing a performance goal, the Committee may exclude the impact of any of the following events or occurrences which the Committee determines should appropriately be excluded: (a) any amounts accrued by the Company or its Subsidiaries pursuant to management bonus plans or cash profit sharing plans and related employer payroll taxes for the fiscal year; (b) any discretionary or matching contributions made to the savings and deferred profit-sharing plan or deferred compensation plan for the fiscal year; (c) all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principle, all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board ("APB Opinion No. 30"); (d) all items of gain, loss or expense for the fiscal year related to restructuring charges of subsidiaries whose operations are not included in operating income for the fiscal year; (e) all items of gain, loss or expense for the fiscal year related to discontinued operations that do not qualify as a segment of a business as defined under APB Opinion No. 30; and (f) any profit or loss attributable to the business operations of any entity acquired by Company or Subsidiary during the fiscal year.

Notwithstanding any other provision of this Plan, and only to the extent it would not eliminate the ability of the Individual Award Opportunities held by Executive Officers to qualify for the "performance based compensation" exception under Code Section 162(m), in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, spin-off, or other distribution of stock or



                                      (21)

                                                                      Appendix A


property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368), or any partial or complete liquidation of the Company, such adjustment may be made in the Individual Award Opportunities and/or the performance measures or performance goals related to then-current performance periods, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

5.2 INDIVIDUAL AWARD OPPORTUNITIES. No later than ninety (90) days after the beginning of each Plan Year, the Committee shall establish, in writing, Individual Award Opportunities which correspond to various levels of achievement of the pre-established performance goals. The established Individual Award Opportunities may vary in relation to the job classification of each Participant or among Participants in the same job classification and be established as a function of each Executive Officer's Base Salary or such other criteria as the Committee may select. In the event an Executive Officer changes job levels during a Plan Year, the Participant's Individual Award Opportunity may be adjusted to reflect the amount of time at each job level during the Plan Year.

5.3 COMPUTATION OF FINAL AWARDS. Each Executive Officer's Final Award shall be based on: (a) the Executive Officer's Target Incentive Award; (b) the potential Final Awards corresponding to various levels of achievement of the pre-established performance goals, as established by the Committee; and (c) Company or Subsidiary performance in relation to the pre-established performance goals.

5.4 FINAL AWARD LIMIT. The Committee may establish guidelines governing the maximum Final Awards that may be earned by Executive Officers (either in the aggregate, by Employee class, or among individual Executive Officers) in each Plan Year. The guidelines may be expressed as a percentage of Company-wide goals of financial measures, or such other measures as the Committee shall from time to time determine; provided, however, that the maximum payout with respect to a Final Award payable to any one Executive Officer in connection with performance in any one Plan Year shall not exceed $2,000,000.

5.5 NO MID-YEAR CHANGE IN AWARD OPPORTUNITIES. Except as provided in Sections
5.1 and 5.7 herein, each Executive Officer's Final Award shall be based exclusively on the Individual Award Opportunity levels established by the Committee pursuant to Section 5.2 above.

5.6 NONADJUSTMENT AND CERTIFICATION OF PERFORMANCE GOALS. Except as provided in Sections 5.1 and 5.7, performance goals shall not be changed following their establishment, and Executive Officers shall not receive any payout under this Plan when the minimum performance goals are not met or exceeded. Following the completion of each Plan Year, if the performance goals were met, the Committee shall certify in writing prior to payment of Final Awards that the corresponding performance goals for such Plan Year were satisfied.

5.7 POSSIBLE MODIFICATIONS. If, on the advice of the Company's counsel, the Committee determines that Code Section 162(m) and the regulations thereunder will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan by permitting greater discretion and/or flexibility with respect to performance measures, performance goals, or Individual Award Opportunities granted to Executive Officers, then the Committee may, in its sole discretion, apply such greater discretion and/or flexibility to such performance measures, performance goals or Individual Award Opportunities as is consistent with such advice and the terms of this Plan. In addition, in the event that changes are made to Code Section 162(m) or the regulations thereunder to permit greater flexibility with respect to any Individual Award Opportunities under the Plan, the Committee may exercise such greater flexibility consistent with the terms of the Plan and, to the extent of such changes.


                       SECTION 6. PAYMENT OF FINAL AWARDS

6.1 FORM AND TIMING OF PAYMENT. Unless a deferral election is made by an Executive Officer pursuant to Section 6.2 herein, or deferral of all or a portion of an Executive Officer's Final Award is required by Section 6.3, each Executive Officer's Final Award shall be earned and paid in cash, in one lump sum, as soon as the Final Award's calculation is completed and the written certification of the Committee in Section 5.6 hereof has been issued. Except as provided in Section 7, an Executive Officer must be employed by the Company or a Subsidiary on the date of payment to receive a Final Award.



                                      (22)

                                                                      Appendix A


6.2 VOLUNTARY DEFERRAL OF FINAL AWARD PAYOUTS. An Executive Officer may defer receipt of some or all payments otherwise due under the Plan pursuant to the terms of the Company's Voluntary Savings Plan ("VSP").

6.3 DEFERRAL OF FINAL AWARD PAYOUTS. In the event that all or a portion of an Executive Officer's Final Award is not deductible by the Company due to limits contained in Code Section 162(m) or any successor Code Section, the Committee may, in its discretion, require that payment of the nondeductible portion of such Final Award shall be deferred until such time as it may be deducted by the Company, subject to such terms and conditions as the Committee determines to be appropriate. The Committee, in a manner consistent with the requirements of Code
Section 162(m) and the regulations thereunder, shall determine rates of interest on such deferred amounts.

6.4 UNSECURED INTEREST. No Executive Officer or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company or any Subsidiary. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.


                      SECTION 7. TERMINATION OF EMPLOYMENT

7.1 TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY OR RETIREMENT. In the event an Executive Officer's employment is terminated by reason of death, Disability, or Retirement, the Final Award shall be reduced to reflect participation prior to termination only. The reduced award shall be determined by multiplying said Final Award by a fraction, the numerator of which is the number of days of employment in the Plan Year through the date of employment termination, and the denominator of which is three hundred sixty-five (365). In the case of an Executive Officer's Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines the definition of Disability to have been satisfied. The Final Award is to be paid as soon as its calculation is completed and the written certification of the Committee in Section 5.6 hereof has been issued following the end of the Plan Year in which employment termination occurs.

7.2 TERMINATION OF EMPLOYMENT FOR OTHER REASONS. In the event an Executive Officer's employment is terminated for any reason other than death, Disability, or Retirement (of which the Committee shall be the sole judge), the Executive Officer's opportunity to receive a Final Award shall be forfeited. The Committee, in its sole discretion, may pay a prorated award for the portion of the Plan Year that the Executive Officer was employed by the Company, computed as determined by the Committee.


                        SECTION 8. RIGHTS OF PARTICIPANTS

8.1 EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Executive Officer's or other Employee's employment at any time, nor confer upon any Executive Officer or other Employee any right to continue in the employ of the Company.

8.2 NONTRANSFERABILITY. No right or interest of any Executive Officer or other Employee in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.


                       SECTION 9. BENEFICIARY DESIGNATION

Each Executive Officer may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Executive Officer, shall be in a form prescribed by the Committee, and will be effective only when filed by the Executive Officer in writing with the Committee during his or her lifetime. Beneficiary designations filed with respect to predecessor plans prior to the adoption of this Plan shall be effective with respect to this Plan. In the absence of any such designation, benefits remaining unpaid at the Executive Officer's death shall be paid to the Executive Officer's estate.




                                      (23)

                                                                      Appendix A


                          SECTION 10. CHANGE IN CONTROL

In the event of a Change in Control, each Executive Officer shall receive a pro rata payment of the greater of his or her Target Incentive Award or Final Award for the Plan Year during which such Change in Control occurs. In such circumstances the Committee shall determine the Final Award based upon performance during the Plan Year until the date of the Change in Control, and shall determine the Executive Officer's base salary as of a date on or before the Change in Control. Such proration shall be determined as a function of the number of days within the Plan Year prior to the effective date of the Change in Control, in relation to three hundred sixty-five (365). Such amount shall be paid in cash to each Executive Officer as soon as the final calculation is completed, but in any event within forty-five (45) days after the effective date of the Change in Control.

Notwithstanding anything in the foregoing to the contrary, if any of the payments provided for in this Plan, together with any other payments which Executive Officer has the right to receive from the Company, would constitute an "excess parachute payment" (as defined in Code Section 280G(b)(3)), the payments pursuant to this Plan and/or other plans or agreements shall be reduced to the largest amount and/or paid at such time as will result in no portion of such payments being subject to the excise tax imposed by Code Section 4999.


                             SECTION 11. AMENDMENTS

The Committee, or the Board, may at any time and without notice, modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of an Executive Officer (or his or her beneficiary in the case of the death of the Executive Officer), reduce the right of an Executive Officer to a payment or distribution hereunder to which he or she is entitled at the time such actions are taken. Provided, further, that certain material amendments to the Plan shall be subject to shareholder approval pursuant to Code Section 162(m).


                            SECTION 12. MISCELLANEOUS

12.1 GOVERNING LAW. The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the state of Arkansas, and shall be construed in a manner consistent with Code Section 162(m) of the Code.

12.2 WITHHOLDING TAXES. The Company shall have the right to deduct from all payments under the Plan any foreign, Federal, state, or local income or other taxes required by law to be withheld with respect to such payments. Before payment of any Final Award may be deferred under Section 6, the Company may require that the Executive Officer pay or agree to withholding for any foreign, Federal, state or local income or other taxes which may be imposed on any amount deferred.

12.3 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.4 SUCCESSORS. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

12.5 SHAREHOLDER APPROVAL. No final Award shall be paid to any Executive Officer unless and until the material terms of the Plan have been approved by the shareholders of the Company in accordance with Code Section 162(m).

12.6 APPLICABILITY OF PLAN. The provisions of this Plan shall apply only to Executive Officers. In the event of any inconsistencies between this Plan and the provisions of any other bonus or incentive plan that might pertain to Executive Officers, the provisions of this Plan shall control.




                                      (24)

                  PROPOSAL III. RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL III.

The firm of Ernst & Young LLP served as independent auditors for the Company for the fiscal year ended December 31, 1999. Pursuant to the recommendation of the Audit Committee, the Board has appointed that firm to continue in that capacity for the fiscal year 2000, and recommends that a resolution be presented to stockholders at the 2000 Annual Meeting to ratify that appointment.

In the event the stockholders fail to ratify the appointment of Ernst & Young LLP, the Board will appoint other independent public accountants as auditors. Representatives of Ernst & Young LLP will attend the 2000 Annual Meeting. They will have the opportunity to make a statement and respond to appropriate questions from stockholders.


                                  OTHER MATTERS

The Board does not know of any matters that will be presented for action at the 2000 Annual Meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters not presently known to management should come before the 2000 Annual Meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

                              COST OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers, or regular employees of the Company in person, by telephone, telegram, or other means. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation and sending of proxy material. The Company will pay approximately $5,500 for these services.

                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

Pursuant to Securities and Exchange Commission regulations, stockholder proposals submitted for next year's proxy statement must be received by the Company no later than the close of business on November 20, 2000 to be considered. Proposals should be addressed to Richard F. Cooper, Secretary, Arkansas Best Corporation, 3801 Old Greenwood Road, Fort Smith, AR 72903. In order to prevent controversy about the date of receipt of a proposal, the Company strongly recommends that any stockholder wishing to present a proposal submit the proposal by certified mail, return receipt requested.

                                     GENERAL

Upon written request, the Company will provide stockholders with a copy of its Annual Report on Form 10-K to the Securities and Exchange Commission (including financial statements and schedules thereto) for the fiscal year ended December 31, 1999, without charge. Direct written requests to: David Humphrey, Director - Investor Relations, Arkansas Best Corporation, 3801 Old Greenwood Road, Fort Smith, AR 72903.


PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD/BALLOT PROMPTLY


                                             /s/ RICHARD F. COOPER

Fort Smith, Arkansas                         RICHARD F. COOPER
Date:  March 17, 2000                            Secretary


                                      (25)

PROXY/BALLOT

                           ARKANSAS BEST CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS - APRIL 19, 2000

Richard F. Cooper, with the power of substitution and revocation, is hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Arkansas Best Corporation to be held at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, at 9:00 a.m. CDT on Wednesday, April 19, 2000, and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED AND FOR EACH OF THE OTHER PROPOSALS SPECIFIED HEREIN.

                -- CONTINUED AND TO BE SIGNED ON REVERSE SIDE --

                           ARKANSAS BEST CORPORATION
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY [ ]


                                         WITHHELD
I. ELECTION OF DIRECTORS:      FOR ALL   FROM ALL     FOR ALL NOMINEES EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S)
                               NOMINEES  NOMINEES
   NOMINEES:                      [ ]     [ ]         [ ]    ________________________________________

   01 - Arthur J. Fritz Jr. and O2 - John H. Morris


II. Executive Officer Annual     FOR    AGAINST   ABSTAIN       III. To ratify the appointment of           FOR   AGAINST   ABSTAIN
    Incentive Compensation Plan    [ ]      [ ]      [ ]               Ernst & Young LLP as the Company's     [ ]     [ ]        [ ]
                                                                     independent certified public accountants.

                                                                                   PLEASE SIGN EXACTLY AS NAME APPEARS
                                                                                   HEREON. JOINT OWNERS SHOULD EACH SIGN
                                                                                   WHERE APPLICABLE. INDICATE OFFICIAL POSITION
                                                                                   OR REPRESENTATIVE CAPACITY

                                                                                   DATE
                                                                                       -----------------------------------------

                                                                                    SIGNATURE
                                                                                             ------------------------------------

                                                                                   SIGNATURE
                                                                                             ------------------------------------



      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE PROPOSALS.
-----------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o



                            YOUR VOTE IS IMPORTANT!


        PLEASE MARK, SIGN, DATE AND MAIL THE ABOVE PROXY CARD PROMPTLY.
                          USING THE ENCLOSED ENVELOPE.